Exhibit 10.7
FOURTH AMENDMENT TO SECOND AMENDED
AND RESTATED LOAN AGREEMENT
     THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT dated as of July 20, 2005 (this “Amendment”), is between WINTRUST FINANCIAL CORPORATION, an Illinois corporation (the “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).
RECITALS
     A. The Borrower and the Bank entered into that certain Second Amended and Restated Loan Agreement dated as of April 30, 2003, as amended by that certain First Amendment to Second Amended and Restated Loan Agreement dated as of April 30, 2004, as amended by that certain Second Amendment to Second Amended and Restated Loan Agreement dated as of May 1, 2005, and as amended by that certain Third Amendment to Second Amended and Restated Loan Agreement dated as of May 29, 2005 (collectively, the “Agreement”); and
     B. The Borrower desires to combine Notes 2 and 3 into a single instrument, modify the interest rates and make certain other modifications to the Agreement.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which me hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS. All capitalized terms used herein without definition shall have the respective meanings set forth in the Agreement.
     2. AMENDMENTS TO THE AGREEMENT.
          3.1 Section 3. Section 3 of the Agreement is hereby deleted in its entirety and in lieu thereof is inserted the following:
          3. Notes Evidencing Borrowing.
     The Loans shall be evidenced by Note 1 executed by the Borrower in the principal amount of ONE MILLION DOLLARS ($1,000,000), and by Note 2 in the principal amount of FIFTY MILLION DOLLARS ($50,000,000).
          (a) Interest on amounts outstanding under the Notes shall be payable quarterly, in arrears, commencing on August 29, 2005, and continuing on each November 29, February 28, May 29 and August 29 thereafter. Interest shall be also payable at maturity, after maturity on demand, and on the date any principal payment hereon is paid.
          (b) A final payment of all outstanding amounts due under Note 1, including, but not limited to principal, interest and any amounts owing under subsection 10(m) of this Agreement, if not payable earlier, shall be due and payable on June 1, 2015.

          (c) A final payment of all outstanding amounts due under Note 2, including, but not limited to principal, interest and any amounts owing under subsection 10(m) of this Agreement, if not payable earlier, shall be due and payable on June 1, 2006.
          (d) The amounts outstanding under the Notes from time to time shall bear interest calculated on the actual number of days elapsed on the basis of a 360 day year, at a rate equal, at the Borrower’s option, to either (i) the London Inter-Bank offered Rate (“LIBOR”) plus 140 basis points, or (ii) the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus 50 basis points. The rate so selected is hereafter referred to as the “Interest Rate”.
     For purposes of this Agreement, the term Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. The Bank’s determination of such rate shall be binding and conclusive absent manifest error.
     For purposes of this Agreement, the term “Prime Rate” shall mean the floating prime rate in effect from time to time as set by Bank, and referred to by Bank as its Prime Rate. The Borrower acknowledges that the Prime Rate is not necessarily Bank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the rate change is publicly announced by Bank.
     For purposes of this Agreement, “LIBOR” shall mean the per annum rate of interest at which U.S. dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant “Interest Period” (hereinafter defined) are offered generally to Bank in the London Interbank Eurodollar market which are published by Bloomberg Financial Markets systems (or other comparable nominated vendor of the British Bankers Association LIBOR Rate) at approximately 11:30 a.m. (London time) one banking day prior to the commencement of each Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean (a) with respect to subsection 3(d)(i) hereof, successive three month periods as selected from time to time by the Borrower by notice given to Bank not less than three banking days prior to the first day of each respective interest Period; provided that: (x) each such three month period occurring after such initial period shall commence on the day on which the next preceding period expires; and (y) the final Interest Period shall be such that its expiration occurs on or before the stated maturity date hereof, and shall mean with respect to subsection 3(d)(ii) hereof, the rate in effect in effect from time to time, which rate shall change if and when LIBOR changes. The Borrower hereby further promises to pay to the order of Bank, on demand, interest on the unpaid principal amount hereof after maturity (whether by acceleration or otherwise) at a rate of two per cent per annum in excess of the Prime Rate in effect at the time of maturity.
     Bank’s determination of LIBOR as provided above shall be conclusive, absent manifest error. Furthermore, if Bank determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period, that (a) U.S. dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to Bank in the London Interbank Eurodollar market in the ordinary course of business, or (b) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, Bank shall promptly notify the Borrower and such LIBOR Loan shall be immediately due and payable on the last banking day of the then existing interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.
     If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Bank or its lending office (a “Regulatory Change”), shall, in the opinion of counsel to Bank, makes it unlawful for Bank to make or maintain any LIBOR Loan evidenced hereby, then Bank shall promptly notify the Borrower and such LIBOR Loan shall be immediately due and payable on the last banking day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.
     If, for any reason, any LIBOR Loan is paid prior to the last banking day of its then-current interest Period, the Borrower agrees to indemnify Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by Bank as a result of such prepayment.
     If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Bank; (b) subject Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Bank of principal or interest due from the Borrower to Bank hereunder (other than a change in the taxation of the overall net income of Bank); or (c) impose on Bank any other condition regarding such LIBOR Loan or Bank’s funding thereof, and Bank shall determine (which determination shall he conclusive, absent manifest error) that the result of the foregoing is to increase the cost to Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by Bank hereunder, then the Borrower shall pay to Bank, on demand, such additional amounts as Bank shall, from time to time, determine are sufficient to compensate and indemnify Bank for such increased cost or reduced amount.
          (e) Any amount of principal or interest on the Note which is not paid when due, whether at stated maturity, by acceleration or otherwise shall bear interest payable on demand at an interest rate equal at all times to two percent (2%) above the Prime Rate.
          (f) Each Loan shall be made available to the Borrower upon its written or verbal request, from any person whose authority to so act has not been revoked by the Borrower in writing previously received by Bank. Such request must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. The proceeds of each Loan shall be made available at the office of Bank by credit to the account of the

Borrower or by other means requested by the Borrower and acceptable to Bank. Bank is authorized to rely on the telephonic, telecopy or telegraphic loan requests which Bank believes in its good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by Bank and does hereby indemnify Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold Bank harmless with respect thereto.
          (g) If any payment to be made by the Borrower hereunder shall become due on a Saturday, Sunday or bank holiday under the laws of the State of Illinois, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing any interest in respect of such payment.
          3.2 Section 4. Section 4 of the Agreement is hereby deleted in its entirety and in lieu thereof is inserted the following:
          4. Principal Payments and Prepayments.
          (a) Borrower hereby agrees that Bank shall have the exclusive right, in its sole discretion to determine the application of all payments received from the Borrower. Unless Bank elects otherwise, Bank shall apply such payments in the following order; (i) expenses under the Agreement; (ii) accrued interest under Note 2; (iii) accrued interest under any subordinated notes or debentures issued by the Borrower and owned by Bank; (iv) accrued interest under Note 1; (v) principal amounts outstanding under Note 2; (vi) principal amounts outstanding under any subordinated note or debenture issued by Borrower and owned by Bank; (vii) principal amounts outstanding under Note 1; provided, however, subject to certain applicable rules, regulations or limitations which govern the repayment of subordinated indebtedness by a bank holding company subsequent to an event of default, Bank is authorized to apply any payments it receives in such order, combination and amount as Bank, in its sole and absolute discretion, may determine.
          (b) Prepayments of Prime Rate Loans relating to Note 2 are permitted at any time, and shall be applied to the next succeeding principal payment due. Any prepayments of LIBOR Loans relating to Note 2 shall be subject to the terms of Section 3(c), above, as applicable. Prepayment of Note 1 is not permitted unless subordinated notes or debentures issued by the Borrower and owned by Bank have been paid in full and shall also be subject to the terms of Section 3(b), above.
          3.3 Note 2. All references in the Loan Agreement to the Revolving Note in the form of Exhibit “B” to the Loan Agreement shall be deemed to be references to the Note 2 in the form of Exhibit “B-l” attached hereto and made a part hereof. All references in the Loan Agreement to the Revolving Note in the form of Exhibit “C” to the Loan Agreement are hereby deleted.
     3. WARRANTIES. To induce the Bank to enter into this Amendment, the Borrower warrants that:
          3.1 Authorization. The Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow monies under the Agreement, as amended hereby, and to perform its obligations under the Agreement, as amended hereby.
          3.2 No. Conflicts. The execution and delivery of this Amendment and the performance by the Borrower of its obligations under the Agreement as amended hereby, do not and will not conflict with any provision of law or of the charter or by-laws of the Borrower or of any agreement binding upon the Borrower.
          3.3 Validity and Binding Effect. The Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
          3.4 No Default. As of the date hereof, no Event of Default under Section 9 of the Agreement, as amended by this Amendment or event or condition which, with the giving of notice or the passage of time, shall constitute an Event of Default, has occurred or is continuing.
          3.5 Warranties. As of the date hereof, the representations and warranties in Section 5 of the Agreement are true and correct as though made on such date, except for such Changes as are specifically permitted under the Agreement,
     4. CONDITIONS PRECEDENT. This Amendment shall become effective as of the date above first written after receipt by the Bank of the following documents:
(a)	This Amendment duly executed by the Borrower;

(b)	A $50,000,000 Revolving Note in the form attached hereto as Exhibit B-l duly executed by the Borrower; and

(c)	Such other documents and instruments as the Bank reasonably requests.
     5. GENERAL.
          5.1 Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Illinois.
          5.2 Successors. This Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and their respective successors and assigns.
          5.3 Confirmation of the Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
(remainder of page left blank; signature page follows)

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

LASALLE BANK NATIONAL		WINTRUST FINANCIAL
ASSOCIATION		CORPORATION

By:	Jeff Bachler	By:	David a Dykstra 8/26/05

Its:	First Vice President	Its:	Senior EVP & COO

EXHIBIT B-1
REVOLVING NOTE

$50,000,000	Dated as of July 20, 2005
     FOR VALUE RECEIVED, WINTRUST FINANCIAL CORPORATION, an Illinois corporation (the “Maker”) promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”) the lesser of the principal sum of FIFTY MILLION DOLLARS ($50,000,000), or the aggregate unpaid principal amount outstanding under the Loan Agreement dated even date herewith (as amended from time to time, the “Loan Agreement”) between the Bank and the Maker at the maturity or maturities and in the amount or amounts as stated on the records of the Bank together with interest (computed on actual days elapsed on the basis of a 360 day year) on any and all principal amounts outstanding hereunder from time to time from the date hereof until maturity. Interest shall be payable at the rates of interest and the times set forth in the Loan Agreement. All unpaid principal, and accrued interest, if not paid sooner, shall be due and payable in full on June 1,2006.
     This Note shall be available for direct advances.
     Principal and interest shall be paid to the Bank at its office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate in writing to the Maker, This Note may be prepaid in whole or in part as provided for in the Loan Agreement.
     This Note evidences indebtedness incurred under the Second Amended and Restated Loan Agreement dated as of April 30, 2003, as amended from time to time, between the Maker and the Bank, to which reference is hereby made for a statement of the terms and conditions under which the due date of the Note or any payment thereon may be accelerated. The holder of this Note is entitled to all of the benefits provided for in the Loan Agreement.
     The Maker agrees that in action or proceeding instituted to collect or enforce collection of this Note, the amount on the Bank’s records shall be conclusive and binding evidence, absent demonstrable error, of the unpaid principal balance of this Note.
     This Note is in replacement, a combination and substitution of, but not repayment for, a Revolving Note of the Borrower dated June 1, 2005 maturing June 1, 2006, in the principal amount of $25,000,000 and a Revolving Note dated April 30, 2003, maturing February 27, 2006, in the principal amount of $25,000,000, and is in no way intended to constitute a novation therefor.

WINTRUST FINANCIAL CORPORATION

By:

Its: